Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

Eyenovia, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock $0.0001 par value per share	457(c) and 457 (h)	1,500,000 (1)	$1.70 (2)	$2,550,000.00	$0.0000927	$236.39
Total Offering Amounts					$2,550,000.00		$236.39
Total Fee Offsets							-
Net Fee Due							$236.39

(1)       Represents the number of common stock, par value $0.0001 per share (“Common Stock”) that may be issued under the Eyenovia, Inc. Amended and Restated 2018 Omnibus Stock Incentive Plan (the “Plan”). Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional Common Stock that become issuable under the Plan as a result of any stock dividend, stock split, recapitalization or similar transaction effected without the Registrant’s receipt of consideration which would increase the number of outstanding Common Stock.

(2)       Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) and Rule 457(h) promulgated under the Securities Act on the basis of the average of the high and the low price of Registrant’s Common Stock as reported on the Nasdaq Capital Market on August 9, 2022.